EXHIBIT 7.1

                                Jeffrey S. Halis
                                 500 Park Avenue
                                   Fifth Floor
                            New York, New York 10022


                                February 27, 1998


Bayonne Bancshares, Inc.
568 Broadway
Bayonne, New Jersey 07002

Attention:  Michael Nilan, President
               and Chief Executive Officer


Dear Mr. Nilan:

         In connection with the recent proxy solicitation by Bayonne Bancshares, Inc. (the "Company"), I am writing to request a list of security holders pursuant to Rule 14a-7 of the Securities Exchange Act of 1934, as amended (the "Act"). I am currently the record and/or beneficial owner of shares of the Company's common stock, as required by Rule 14a-7 promulgated under the Act. Attached hereto is an affidavit meeting the requirements of Rule 14a-7(c)(2) promulgated under the Act.

         Kindly deliver to my attention at the above address (i) a current list of the names, addresses and security positions of the record holders of the Company's common stock, including banks, brokers and similar entities, and (ii) the most recent list in the Company's possession of names, addresses and security positions of beneficial owners of the Company's common stock as specified in Rule 14a-13(b) promulgated under the Act. Kindly provide the information requested herein within five business days of your receipt of this letter, as required by Rule 14a-7 promulgated under the Act.


                                                            Very truly yours,

                                                            /s/ Jeffrey S. Halis
                                                            --------------------
                                                            Jeffrey S. Halis

                                    AFFIDAVIT

STATE OF NEW YORK:

                                    SS.:

COUNTY OF NEW YORK:

         This Affidavit is being supplied in connection with a request for a list of security holders of Bayonne Bancshares, Inc. (the "Company") by the undersigned, in accordance with Rule 14a-7(c)(2) under the Securities Exchange Act of 1934, as amended. The proposal or other corporate action that will be the subject of the undersigned's solicitation or communication is the Company's proposal for approval of the Bayonne Bancshares, Inc. 1998 Stock-Based Incentive Plan set forth in a proxy statement of the Company dated February 24, 1998, which is to be voted on at a special meeting of shareholders of the Company on March 27, 1998.

         The undersigned, Jeffrey S. Halis, being of full age and duly sworn upon his oath, deposes and says:

         1. I will not use the list information for any purpose other than to solicit security holders with respect to the same meeting or action by consent or authorization for which the Company is soliciting or intends to solicit or to communicate with security holders with respect to a solicitation commenced by the Company.

         2. I will not disclose such information to any person other than a beneficial owner for whom the request was made and an employee or agent to the extent necessary to effectuate the communication or solicitation.


                                                        /s/ Jeffrey S.Halis
                                                        --------------------
                                                        Jeffrey S. Halis

Sworn and subscribed to
before me this 27th day
of February, 1998.

/s/ Melanie Hayes
----------------------------